Filed pursuant to Rule 424(b)(3)
Registration No. 333-155651

GLOBAL MACRO TRUST

SUPPLEMENT DATED FEBRUARY 2, 2012

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED MAY 2, 2011

This Supplement updates certain Commodity Futures Trading Commission required information contained in the Global Macro Trust Prospectus and Disclosure Document dated May 2, 2011.  All capitalized terms used in this Supplement have the same meaning as in the Prospectus unless specified otherwise.  Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Trust.

Exhibit I of this Supplement contains an updated version of the breakeven tables of the Trust beginning on page 7 of the Prospectus.  Exhibit II contains an updated version of the performance record of the Trust beginning on page 19 of the Prospectus.  Exhibit III contains updated biographies for the principals of the Trust’s Managing Owner beginning on page 33 of the Prospectus.  Exhibit IV contains information regarding the Trust’s Clearing Brokers beginning on page 45 of the Prospectus.

* * * * * * * * * *

All information in the Prospectus is current as of its date, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

EXHIBIT I

Breakeven Tables

The following Breakeven Tables indicate the approximate amount of trading profit the Trust must earn with respect to a Series of Units, during the first twelve months after a Unit is sold, to offset the costs applicable to that Series of Units.

Series 1

ROUTINE EXPENSES	Percentage Return Required First Twelve Months of Investment	Dollar Return Required ($5,000 Initial Investment) First Twelve Months of Investment

Brokerage Fees	7.00%	$350.00
Profit Share*	0.00%	$0.00
Administrative and Offering Expenses*	0.35%	$17.50
Less Interest Income*	(0.02)%	$(1.00)
Twelve-month “breakeven” **	7.33%	$366.50

*	See Notes to Breakeven Tables below.

Series 2

ROUTINE EXPENSES	Percentage Return Required First Twelve Months of Investment	Dollar Return Required ($5,000 Initial Investment) First Twelve Months of Investment

Management Fee	2.00%	$100.00
Profit Share*	0.00%	$0.00
Custodial Fee	0.25%	$12.50
Trade Execution and Clearing Costs*	0.25%	$12.50
Administrative and Offering Expenses*	0.35%	$17.50
Less Interest Income*	(0.02)%	$(1.00)
Twelve-month “breakeven”	2.83%	$141.50

*	See Notes to Breakeven Tables below.

Series 3

ROUTINE EXPENSES	Percentage Return Required First Twelve Months of Investment	Dollar Return Required ($5,000 Initial Investment) First Twelve Months of Investment

Management Fee	2.00%	$100.00
Profit Share*	0.00%	$0.00
Trade Execution and Clearing Costs*	0.25%	$12.50
Administrative and Offering Expenses*	0.35%	$17.50
Less Interest Income*	(0.02)%	$(1.00)
Twelve-month “breakeven”	2.58%	$129.00

*	See Notes to Breakeven Tables below.

Notes to Breakeven Tables. *

Although the Trust is subject to a 20% Profit Share, none would be due at the twelve-month “breakeven” point.

Administrative and offering expenses in aggregate are estimated at 0.35% of the Trust’s average annual Net Assets.  Brokerage Fees (Series 1 only) or Management Fees and Trade Execution and Clearing Costs (Series 2 and Series 3 only), including electronic platform trading costs, the Custodial Fee (Series 2 Only) and ongoing offering and administrative expenses must be offset by trading profits before a Profit Share is allocated to the Managing Owner.  Interest income is assumed to be 90% of the current 91-day Treasury bill rate.

**Series 1 Units are subject to a redemption charge if redeemed prior to the 12th month-end after they are sold.  As no redemption charge applies to Series 1 Units held for 12 months or more, no redemption charge is shown at the Series 1 “twelve-month breakeven” point.  The applicable charge for Series 1 Units redeemed before the 12th month-end following their sale is determined by how soon after the sale they are redeemed, as described above under “Summary — Redemptions.”  For example, based on an initial investment of $5,000, the redemption charge at the end of the 11th month-end after the sale of Series 1 Units would be $150 or 3% of the initial investment.

The Breakeven Tables assume an investment with a constant $5,000 Net Asset Value and a breakeven year. See “Charges.”

Series 4 Units.  Employees and former employees of the Managing Owner and its affiliates may purchase Series 4 Units through The Millburn Corporation 401(k) and Profit Sharing Plan.  Assuming a $2,000 investment, estimated trade execution and clearing costs at 0.25% per annum ($5.00), estimated administrative and offering expenses at 0.35% per annum ($7.00) and estimated interest income at 0.02% per annum (less $0.40), the twelve-month breakeven would be 0.58% of the initial investment ($11.60), assuming a constant $2,000 Net Asset Value and a breakeven year.  See “Charges.”

EXHIBIT II

PERFORMANCE OF THE TRUST

GLOBAL MACRO TRUST
(Reflecting Series 1 Unit Expenses)
(January 1, 2007 — December 31, 2011)

Type of Pool:  Single-Advisor/Publicly-Offered/No Principal Protection
Inception of Trust Trading:  July 2002
Inception of Series 1 Trading:  July 2002
Total Net Asset Value of the Trust:  $753,188,653
Total Net Asset Value of Series 1:  $719,383,596 *
Largest % Monthly Drawdown:  (10.33)% (08/07)
Worst Peak-to-Valley Drawdown:  (16.54)% (02/09-07/09)
Aggregate Trust Subscriptions from Inception:   $1,362,833,704
Aggregate Series 1 Subscriptions from Inception:   $1,325,908,077 **

* Includes Managing Owner’s investment of $9,646,202

**Includes Managing Owner’s subscriptions of $5,812,500

Month	2011	2010	2009	2008	2007
January	(1.64)%	(2.63)%	(0.09)%	1.39%	1.72%
February	2.44%	1.24%	2.10%	6.32%	(3.50)%
March	(3.20)%	6.13%	(5.08)%	(2.52)%	2.74%
April	6.85%	3.40%	(4.55)%	(1.21)%	6.28%
May	(5.83)%	(8.44)%	(3.66)%	1.21%	6.55%
June	(4.58)%	(1.69)%	(2.49)%	6.17%	3.16%
July	3.55%	(0.90)%	(1.94)%	(3.33)%	(4.80)%
August	(1.79)%	2.99%	1.18%	(4.22)%	(10.33)%
September	(2.49)%	3.54%	3.88%	2.96%	6.49%
October	(3.43)%	2.62%	(3.30)%	8.52%	6.15%
November	(0.51)%	(3.44)%	4.68%	1.76%	(3.48)%
December	0.22%	6.35%	(2.40)%	0.89%	1.39%
Compound Rate of Return	(10.58)%	8.43%	(11.60)%	18.48%	11.26%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

“Largest %  Monthly Drawdown” is the largest negative monthly rate of return experienced by the Trust.

“Worst Peak-to-Valley Drawdown” is the greatest percentage decline in Net Asset Value of a Series 1 Unit without such Net Asset Value being subsequently equaled or exceeded during the period shown. For example, if the value of a Unit dropped by 1% in each of January and February, rose 1% in March and dropped again by 2% in April, a “peak-to-valley drawdown” would be still continuing at the end of April in the amount of approximately (3)%, whereas if the value of the Unit had risen by approximately 2% or more in March, the drawdown would have ended as of the end of February at the (2)% level.

Monthly Rate of Return for the Trust is the actual monthly rate of return recognized by an initial $1,000 investment in a Series 1 Unit subject to Brokerage Fees at a 7% annual rate, the highest rate applicable to investors in the Trust.

Performance information is calculated on an accrual basis in accordance with generally accepted accounting principles.

GLOBAL MACRO TRUST
(Reflecting Series 2 Unit Expenses)
(April 1, 2010 — December 31, 2011)

Type of Pool:  Single-Advisor/Publicly-Offered/No Principal Protection
Inception of Trust Trading:  July 2002
Inception of Series 2 Trading:  April 2010
Total Net Asset Value of the Trust:  $753,188,653
Total Net Asset Value of Series 2:  $240,698
Largest % Monthly Drawdown:  (6.71)% (05/10)
Worst Peak-to-Valley Drawdown: (11.19)% (04/11-11/11)

Aggregate Trust Subscriptions from Inception:   $1,362,833,704

Aggregate Series 2 Subscriptions from Inception:   $279,530

Month	2011	2010
January	(1.27)%
February	2.49%
March	(2.55)%
April	6.07%	3.07%
May	(4.49)%	(6.71)%
June	(4.23)%	(1.33)%
July	3.95%	(0.52)%
August	(1.42)%	3.07%
September	(2.13)%	3.15%
October	(3.06)%	2.43%
November	(0.14)%	(2.49)%
December	0.59%	5.44%
Compound Rate of Return	(6.56)%	5.67%
		(9 mos. )

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

“Largest %  Monthly Drawdown” is the largest negative monthly rate of return experienced by the Trust.

“Worst Peak-to-Valley Drawdown” is the greatest percentage decline in Net Asset Value of a Series 2 Unit without such Net Asset Value being subsequently equaled or exceeded during the period shown. For example, if the value of a Unit dropped by 1% in each of January and February, rose 1% in March and dropped again by 2% in April, a “peak-to-valley drawdown” would be still continuing at the end of April in the amount of approximately (3)%, whereas if the value of the Unit had risen by approximately 2% or more in March, the drawdown would have ended as of the end of February at the (2)% level.

Monthly Rate of Return for the Trust is the actual monthly rate of return recognized by an initial $1,000 investment in a Series 2 Unit.

Performance information is calculated on an accrual basis in accordance with generally accepted accounting principles.

GLOBAL MACRO TRUST

(Reflecting Series 3 Unit Expenses)

(September 1, 2009 — December 31, 2011)

Type of Pool:  Single-Advisor/Publicly-Offered/No Principal Protection

Inception of Trust Trading:  July 2002

Inception of Series 3 Trading:  September 2009

Total Net Asset Value of the Trust:  $753,188,653

Total Net Asset Value of Series 3:  $32,771,232

Largest Monthly Drawdown:  (6.69)% (05/10)

Worst Peak-to-Valley Drawdown:  (11.06)% (04/11-11/11)

Aggregate Trust Subscriptions from Inception:   $1,362,833,704

Aggregate Series 3 Subscriptions from Inception:   $35,826,182

Month	2011	2010	2009
January	(1.25)%	(2.23)%
February	2.50%	1.64%
March	(2.53)%	5.30%
April	6.08%	3.09%
May	(4.48)%	(6.69)%
June	(4.21)%	(1.31)%
July	3.97%	(0.50)%
August	(1.40)%	3.08%
September	(2.11)%	3.17%	3.44%
October	(3.04)%	2.45%	(2.33)%
November	(0.12)%	(2.47)%	4.07%
December	0.61%	5.45%	(1.62)%
Compound Rate of Return	(6.34)%	10.75%	3.43%
			(4 mos. )

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

“Largest %  Monthly Drawdown” is the largest negative monthly rate of return experienced by the Trust.

“Worst Peak-to-Valley Drawdown” is the greatest percentage decline in Net Asset Value of a Series 3 Unit without such Net Asset Value being subsequently equaled or exceeded during the period shown. For example, if the value of a Unit dropped by 1% in each of January and February, rose 1% in March and dropped again by 2% in April, a “peak-to-valley drawdown” would be still continuing at the end of April in the amount of approximately (3)%, whereas if the value of the Unit had risen by approximately 2% or more in March, the drawdown would have ended as of the end of February at the (2)% level.

Monthly Rate of Return for the Trust is the actual monthly rate of return recognized by an initial $1,000 investment in a Series 3 Unit.

Performance information is calculated on an accrual basis in accordance with generally accepted accounting principles.

GLOBAL MACRO TRUST

(Reflecting Series 4 Unit Expenses)

(November 1, 2010 — December 31, 2011)

Type of Pool:  Single-Advisor/Publicly-Offered/No Principal Protection

Inception of Trust Trading:  July 2002

Inception of Series 4 Trading:  November 2010

Total Net Asset Value of the Trust:  $753,188,653

Total Net Asset Value of Series 4:  $793,127

Largest  Monthly Drawdown:  (5.30)% (05/11)

Worst Peak-to-Valley Drawdown:  (10.98)% (04/11-10/11)

Aggregate Trust Subscriptions from Inception:   $1,362,833,704

Aggregate Series 4 Subscriptions from Inception:   $819,915

Month	2011	2010
January	(1.08)%
February	3.02%
March	(2.66)%
April	7.46%
May	(5.30)%
June	(4.05)%
July	4.15%
August	(1.23)%
September	(1.94)%
October	(2.88)%
November	0.05%	(2.90)%
December	0.78%	6.95%
Compound Rate of Return	(4.31)%	3.85%
		(2 mos. )

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

“Largest %  Monthly Drawdown” is the largest negative monthly rate of return experienced by the Trust.

“Worst Peak-to-Valley Drawdown” is the greatest percentage decline in Net Asset Value of a Series 4 Unit without such Net Asset Value being subsequently equaled or exceeded during the period shown. For example, if the value of a Unit dropped by 1% in each of January and February, rose 1% in March and dropped again by 2% in April, a “peak-to-valley drawdown” would be still continuing at the end of April in the amount of approximately (3)%, whereas if the value of the Unit had risen by approximately 2% or more in March, the drawdown would have ended as of the end of February at the (2)% level.

Monthly Rate of Return for the Trust is the actual monthly rate of return recognized by an initial $1,000 investment in a Series 4 Unit.

Performance information is calculated on an accrual basis in accordance with generally accepted accounting principles.

EXHIBIT III

THE MANAGING OWNER

The updated background of the principals and senior officers of the Managing Owner and its affiliates who perform services on the Managing Owner’s behalf is set forth below.

Harvey Beker, age 58.  Mr. Beker is Co-Chief Executive Officer and Co-Chairman of the Managing Owner and Chief Executive Officer and Chairman of The Millburn Corporation, and serves as a member of the Managing Owner’s Investment Committee.  He received a Bachelor of Arts degree in economics from New York University (“NYU”) in 1974 and a Master of Business Administration degree in finance from NYU in 1975.  From June 1975 to July 1977, Mr. Beker was employed by the investment bank Loeb Rhoades, Inc. where he developed and traded silver arbitrage strategies.  From July 1977 to June 1978, Mr. Beker was a futures trader at the commodities and securities brokerage firm of Clayton Brokerage Co. of St. Louis.  Mr. Beker has been employed by The Millburn Corporation since June 1978 and initially served as the Director of Operations for its affiliate, Millburn Partners.  During his tenure at the Managing Owner (including its affiliates, Millburn Partners and CommInVest), he has been instrumental in the development of the research, trading and operations areas.

Mr. Beker became a principal of the firm in June 1982, and a partner in the predecessor to ShareInVest in April 1982.  Mr. Beker became registered as an Associated Person of the Managing Owner effective November 25, 1986.  Additionally, he became listed as a Principal and registered as an Associated Person of The Millburn Corporation effective February 8, 1984 and May 23, 1989, respectively.  He was also listed as a Principal and registered as an Associated Person of ShareInVest effective February 20, 1986 until February 25, 2007.  Mr. Beker has also served as Co-Chairman of Millburn International since its inception.

George E. Crapple, age 67.  Mr. Crapple is Co-Chief Executive Officer and Co-Chairman of the Managing Owner and served in the same capacities at The Millburn Corporation through May 31, 2011, and serves as a member of the Managing Owner’s Investment Committee.  In 1966, he graduated with honors from the University of Wisconsin where his field of concentration was economics and he was elected to Phi Beta Kappa.  In 1969, he graduated from Harvard Law School, magna cum laude, where he was an editor of the Harvard Law Review.  He was a lawyer with the law firm of Sidley & Austin, Chicago, Illinois, from June 1969 until April 1, 1983, as a partner since July 1975, specializing in commodities, securities, corporate and tax law.  He was first associated with the Managing Owner in June 1976 and joined the Managing Owner and The Millburn Corporation (including its affiliates, Millburn Partners and CommInVest) on April 1, 1983 on a full-time basis.  Mr. Crapple ceased his employment with The Millburn Corporation effective May 31, 2011.  He became a partner in ShareInVest in April 1984.  Mr. Crapple is a Director, Member of the Executive Committee, Chairman of the Appeals Committee and a former Chairman of the Eastern Regional Business Conduct Committee of the NFA, past Chairman of the Managed Funds Association, a member of the Global Markets Advisory Committee of the CFTC and a member of the board of directors of the Futures Industry Association (FIA).  Mr. Crapple has also served as Co-Chairman of Millburn International since its inception.

Mr. Crapple became listed as a Principal and registered as an Associated Person of the Managing Owner effective September 13, 1984 and April 2, 1988, respectively.  Additionally, he was listed as a Principal and registered as an Associated Person of The Millburn Corporation effective April 9, 1981 and May 23, 1989, respectively, until May 31, 2011.  He was also listed as a Principal and registered as an Associated Person of ShareInVest effective February 20, 1986 until February 25, 2007.

Barry Goodman, age 54.  Mr. Goodman is Executive Vice-President and Director of Trading for the Managing Owner and The Millburn Corporation, and serves as a member of the Managing Owner’s Investment Committee.  As Executive Vice President, Mr. Goodman also plays an integral role in business and product development, and in the strategic direction of the firm as a whole.  Mr. Goodman joined the Managing Owner and The Millburn Corporation (including its affiliate, Millburn Partners) in November 1982 as Assistant Director of Trading.  His responsibilities include overseeing the firm’s trading operations and managing its trading relationships, as well as the design and implementation of trading systems.  From September 1980 through October 1982, he was a commodity trader at the brokerage firm of E. F. Hutton & Co., Inc. (“E.F. Hutton”).  At E.F. Hutton,

he also designed and maintained various technical indicators and coordinated research projects pertaining to the futures markets.  Mr. Goodman graduated magna cum laude from Harpur College of the State University of New York in 1979 with a B.A. in economics.  He has been a featured speaker at industry events in the United States, Europe and Asia.  Mr. Goodman has also served as President, Chief Executive Officer and a Director of Millburn International since its inception.

Mr. Goodman became listed as a Principal and registered as an Associated Person of the Managing Owner effective December 19, 1991 and May 23, 1989, respectively.  He also became listed as a Principal and registered as an Associated Person of The Millburn Corporation effective June 20, 1995 and April 5, 1989, respectively.  He became a partner in ShareInVest in January 1994.  Mr. Goodman was a listed Principal of ShareInVest, effective May 19, 1999 until February 25, 2007.

Grant N. Smith, age 60.  Mr. Smith is Executive Vice-President and Director of Research of the Managing Owner and The Millburn Corporation, and serves as a member of the Managing Owner’s Investment Committee.  He is responsible for the design, testing and implementation of quantitative trading strategies, as well as for planning and overseeing the computerized decision-support systems of the firm.  He received a B.S. degree from the Massachusetts Institute of Technology (“MIT”) in 1974 and an M.S. degree from MIT in 1975.  While at MIT, he held several teaching and research positions in the computer science field and participated in various projects relating to database management.  He joined the predecessor entity to The Millburn Corporation in June 1975, and has been continuously associated with the Managing Owner, The Millburn Corporation and their affiliates since that time.  Mr. Smith has also served as a Director of Millburn International since its inception, where he, along with the other Directors of Millburn International, is responsible for its overall management.

Mr. Smith became listed as a Principal and registered as an Associated Person of the Managing Owner, effective December 19, 1991 and April 15, 2009, respectively.  He became listed as a Principal and registered as an Associated Person of The Millburn Corporation effective June 20, 1995 and May 21, 1992, respectively.  Mr. Smith also became a partner in ShareInVest in January 1994.  He also was listed as a Principal of ShareInVest, effective May 19, 1999 until February 25, 2007.

Gregg R. Buckbinder, age 53.  Mr. Buckbinder is Senior Vice-President and Chief Operating Officer of the Managing Owner and The Millburn Corporation.  He joined the Managing Owner and The Millburn Corporation in January 1998 from Odyssey Partners, L.P., an investment management firm, where he was responsible for the operation, administration and accounting of the firm’s merchant banking and managed account businesses from July 1990 through December 1997.  Mr. Buckbinder was employed by Tucker Anthony, a securities broker and dealer, from June 1985 to July 1990 where he was First Vice President and Controller, and from August 1983 to June 1984 where he designed and implemented various operations and accounting systems.  He was with the public accounting firm of Ernst & Whinney from June 1984 to June 1985 as a manager in the tax department and from September 1980 to August 1983 as a senior auditor, with an emphasis on clients in the financial services business.  Mr. Buckbinder graduated cum laude from Pace University (“Pace”) in 1980 with a B.B.A. in accounting and received an M.S. in taxation from Pace in 1988.  He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.  Mr. Buckbinder has also served as Senior Vice President, Chief Operating Officer and a Director of Millburn International since its inception.

Mr. Buckbinder became listed as a Principal of the Managing Owner effective February 5, 1999.  He became listed as a Principal of The Millburn Corporation effective March 23, 1998.  Mr. Buckbinder became a partner in ShareInVest in January 2000.  He was also listed as a Principal of ShareInVest effective February 28, 2001 until February 25, 2007.

Steven M. Felsenthal, age 42.  Mr. Felsenthal is General Counsel and Chief Compliance Officer of the Managing Owner and The Millburn Corporation.  Prior to joining the Managing Owner and its affiliates in January 2004, Mr. Felsenthal was a senior associate in the investment management group at the law firm of Schulte Roth & Zabel LLP (September 1999 - January 2004), where he represented and advised hedge funds, registered investment companies, investment advisers, broker-dealers and banks in connection with all facets of their asset management businesses, and a member of the tax department of the law firm of Kramer, Levin, Naftalis & Frankel LLP (October 1996 - September 1999).  He graduated cum laude from Yeshiva University in 1991 with a B.A. in political science, and order of the coif from Fordham University School of Law in 1996, where he also served as an editor of the Fordham Environmental Law Journal.  Mr. Felsenthal received an LL.M degree in taxation from NYU School of Law in 2001 and has written and been quoted in numerous published articles, and frequently speaks at conferences, on various topics related to investment management.  Mr. Felsenthal is a member of the New York State Bar (since August 1997), former Chairman of the hedge fund industry group Managed Funds Association (“MFA”) CPO/CTA Advisory Committee (November 2006 to June 2010) and is currently Co-Chairman of the Steering Committee of MFA’s CPO/CTA Forum (since June 2010), a member of the Editorial Board of the Journal of Securities Law, Regulation and Compliance (since February 2007) and a faculty member of the Regulatory Compliance Association’s Chief Compliance Officer University (since May 2009).   Mr. Felsenthal has also served as General Counsel, Chief Compliance Officer and Secretary of Millburn International since its inception.

Mr. Felsenthal became listed as a Principal of the Managing Owner and The Millburn Corporation effective June 24, 2004.  Mr. Felsenthal also served as General Counsel and Chief Compliance Officer of ShareInVest.

Mark B. Fitzsimmons, age 64.  Mr. Fitzsimmons is a Senior Vice-President of the Managing Owner and served in the same capacity at The Millburn Corporation.  His responsibilities include both business development and investment strategy.  He joined the Managing Owner and its affiliates in January 1990 from the brokerage firm of Morgan Stanley & Co. Incorporated, a global financial services firm, where he was a Principal and Manager of institutional foreign exchange sales and was involved in strategic trading for the firm from October 1987 until January 1990.  From September 1977 to October 1987, he was with the financial institution Chemical Bank New York Corporation (“Chemical”), first as a Senior Economist in Chemical’s Foreign Exchange Advisory Service and later as a Vice-President and Manager of Chemical’s Corporate Trading Group.  While at Chemical he also traded both foreign exchange and fixed income products.  From September 1973 to September 1977, Mr. Fitzsimmons was employed by the Federal Reserve Bank of New York, dividing his time between the International Research Department and the Foreign Exchange Department.  He graduated summa cum laude from the University of Bridgeport, Connecticut in 1970 with a B.S. degree in economics.  His graduate work was done at the University of Virginia, where he received a certificate of candidacy for a Ph.D. in economics in 1973.

Mr. Fitzsimmons became listed as a Principal and registered as an Associated Person of the Managing Owner effective July 2, 1993, and April 15, 2009, respectively.  Mr. Fitzsimmons was a listed Principal and registered Associated Person of The Millburn Corporation effective June 20, 1995 until December 31, 2011 and October 12, 1992 until December 31, 2011, respectively.  Mr. Fitzsimmons was a partner in ShareInVest beginning in January 2000.  He was also a listed Principal of ShareInVest effective May 19, 1999 until February 25, 2007.

Dennis B. Newton, age 60.  Mr. Newton is a Senior Vice-President of the Managing Owner and served in the same capacity at The Millburn Corporation through July 1, 2011.  His primary responsibilities are in administration and business development.  Prior to joining the Managing Owner and The Millburn Corporation in September 1991, Mr. Newton was President of Phoenix Asset Management, Inc., a registered commodity pool operator from April 1990 to August 1991 and President of its affiliated introducing broker, Phoenix Futures Inc. (“Phoenix”), from March 1990 to June 1991.  Mr. Newton was listed as a Principal of Phoenix Asset Management, Inc. and Phoenix beginning in June 1990 and April 1990, respectively, and, although he left the firms in August 1991 and June 1991, respectively, his registration as a Principal was not withdrawn until January 1992 and November 1992, respectively.  Mr. Newton was registered as an Associated Person of Phoenix from May 1990 until June 1991 and of Phoenix Asset Management, Inc. from May 1990 until January 1992 (although he left the firm prior to that date, in August 1991).

Prior to his employment with Phoenix, Mr. Newton was a Director of Managed Futures with the brokerage firm of Prudential-Bache Securities Inc. (“Prudential-Bache”) from October 1987 to March 1990 and was associated with its affiliated futures commission merchant entity, Prudential Securities Futures Management, Inc.  Until March 1990, he was registered as an Associated Person with Prudential Equity Group LLC (beginning in October 1987), and was listed as a Principal of the commodity pool operator Seaport Futures Management, Inc. (“Seaport”) (beginning in January 1989) and Prudential Securities Futures Management, Inc. (beginning in June 1989).  Mr. Newton was a Director of Seaport, and his responsibilities at Seaport, Prudential-Bache, Prudential Securities Futures Management, Inc. and Prudential Equity Group LLC included the organization and marketing of public commodity pools.

Mr. Newton joined Prudential-Bache from Heinold Asset Management, Inc. (“Heinold”), and its affiliated futures commission merchant, Heinold Commodities Inc., where he was a member of the senior management team from October 1974 to October 1987.  Heinold was a pioneer and one of the largest sponsors of funds utilizing futures and currency forward trading.  Mr. Newton was registered as an Associated Person (March 1981 - October 1987) of Heinold Commodities Inc.  Mr. Newton was registered as an Associated Person of Heinold beginning in January 1986 and was listed as a Principal of Heinold beginning in February 1986.  Although Mr. Newton left Heinold in October 1987, his registration as an Associated Person and his listing as a Principal were not withdrawn until November 1987.  Mr. Newton joined the Managing Owner as an Associated Person in May 1991, and then joined the Managing Owner and its affiliates on a full-time basis in September 1991.  Mr. Newton became listed as a Principal and registered as an Associated Person and branch office manager of the Managing Owner effective May 14, 1997, May 30, 1991 and December 16, 1991, respectively.  He also became listed as Principal of The Millburn Corporation effective May 5, 2004 until July 1, 2011.

Tod A. Tanis, age 57.  Mr. Tanis is a Vice President and Principal Accounting Officer of the Managing Owner and The Millburn Corporation.  He is responsible for overseeing operations and accounting for the firm’s commodity pools.  He graduated from Grove City College in May 1976 with a B.A. in accounting and joined the Managing Owner and The Millburn Corporation in May 1983.  Prior to joining the Managing Owner and its affiliates, he was with the brokerage firm of E.F. Hutton, where he was a Manager from December 1982 to April 1983; a Supervisor from August 1982 to December 1982; an International Accountant from April 1979 to August 1982; and a staff accountant from June 1978 to April 1979.  As a Supervisor at E.F. Hutton, he was responsible for supervising internal and external reporting for the futures division.  In December of 1982 he was promoted to Manager and continued his role of internal and external reporting.  Mr. Tanis also served as a Junior Accountant and then International Staff Accountant with the brokerage firm of Merrill Lynch & Company from September 1976 to May 1978.

Mr. Tanis became listed as a Principal of the Managing Owner and The Millburn Corporation effective July 14, 2004.

The Managing Owner shares with its affiliates a staff of more than 70, including the above-named individuals.

EXHIBIT IV

THE CLEARING BROKERS

The Trust utilizes the services of various clearing and executing brokers in connection with its futures trading.  The Managing Owner currently intends to clear trades through J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Newedge USA, LLC but may execute or clear some or all of the Trust’s trades through other brokerage firms without notice to the Unitholders (the “Clearing Brokers”).  The Managing Owner may execute or clear trades through brokerage firms which are also Selling Agents.

The Customer Agreements among the clearing brokers, the Managing Owner and the Trust generally provide that the clearing brokers shall not be liable to the Trust except for gross negligence, willful misconduct or bad faith and, in the case of trades executed as well as cleared by the clearing brokers, for errors in such execution.

Although J.P. Morgan Securities LLC (“JPMS”), as a large futures commission merchant and broker dealer, has been subject to regulatory disciplinary matters involving sizeable fines or other sanctions, as of the date hereof neither the firm nor any of its principals has been the subject of any material administrative, civil or criminal action, including any action that has been pending, on appeal, or concluded within the last five years, except as follows:

JPMorgan Chase (“JPMC”) maintains litigation reserves for certain of its outstanding litigation.  In accordance with the provisions of U.S. GAAP for contingencies, JPMC accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated.  While the outcome of litigation is inherently uncertain, management believes, in light of all information known to it at December 31, 2010 that JPMC’s litigation reserves were adequate at such date.  Management reviews litigation reserves periodically, and the reserve may be increased or decreased in the future to reflect further litigation developments.  JPMC believes it has meritorious defenses to claims asserted against it in its currently outstanding litigation and, with respect to such litigation, intends to continue to defend itself vigorously, litigating or settling cases according to management’s judgment.  Many of JPMC’s litigation matters involve claims made against several of JPMC’s affiliates and are managed centrally by JPMC.  For further discussion on certain litigation cases relating to JPMC, including the estimate of the range of reasonably possible losses for JPMC’s litigation portfolio, please refer to Note 32 of JPMC’s 2010 Annual Report.

J.P. Morgan Futures Inc. (“JPMFI”) merged with and into JPMS on June 1, 2011.  In 2009, JPMFI agreed to pay a Civil Monetary Penalty of $300,000 in connection with the CFTC finding that JPMFI violated the Commodity Exchange Act and CFTC Regulations.  The violations concerned rules governing segregation of customer funds, timely computation of segregation obligations, timely reporting of an under segregation deficiency to the CFTC and diligent supervision of its employees.  The CFTC also indicated that JPMFI did not have a process in place to determine the impact of expected withdrawals from the segregated accounts on the amount required to be kept in segregation, and that JPMFI, as required by the CFTC, has enhanced existing procedures by implementing a segregation forecasting process to ensure that proper segregation is maintained.

In 2007, JPMFI maintained accounts for customer funds (segregated accounts) and kept its own funds in separate accounts.  During this time, JPMFI processed transactions related to the delivery of Treasury notes that resulted in JPMFI’s segregated accounts being insufficiently funded on one business day by approximately $750 million.  This resulted in JPMFI drawing upon customer segregated funds beyond its actual interest, which caused customer funds to be commingled with JPMFI’s funds.

The CFTC’s 2009 Order did not make any findings indicating that JPMFI being under segregated caused any losses to customers.  Additionally, the CFTC indicated that the securities JPMFI held were sufficient,  had they been moved to a segregated account on the day in question, to allow JPMFI to maintain proper funding of its segregated bank accounts.

On October 27, 2009, JPMS submitted an Offer of Settlement to the U.S. Securities and Exchange Commission (“SEC”).  In the Offer of Settlement, JPMS agreed to consent to the entry of the Order, without admitting or denying the findings contained therein (other than those relating to jurisdiction).  The SEC Order was issued on November 4, 2009.  The case involved claims that JPMS did not disclose in official statements or offering memoranda payments by JPMS to local broker dealers and consultants in connection with $5 billion in bond underwriting and interest rate swap agreement business awarded to JPMS. The Order censured JPMS, required that JPMS cease-and-desist from committing or causing any violations or future violations of Section 17(a)(2) and (3) of the Securities Act of 1933, Section 15B(c)(1) of the Securities Exchange Act of 1934 and Municipal Securities Rulemaking Board (“MSRB”) Rule G-17, and required that JPMS pay disgorgement of $1 and a civil money penalty of $25 million.  The disgorgement and civil money penalty were paid on November 9, 2009.  The Order also reflected JPMS’s undertaking to (a) make a $50 million payment to and for the benefit of Jefferson County, Alabama, for the purpose of assisting displaced County employees, residents, and sewer ratepayers, and (b) terminate any and all obligations of the County to make any payments to JPMS’s affiliated commercial bank arising from the termination of certain swap agreements with the County.  The payment to and for the benefit of Jefferson County, Alabama was paid on November 9, 2009, and the payment obligations of the County to JPMS’s affiliated commercial bank were terminated on November 4, 2009.

On June 2, 2009, JPMC, on behalf of itself and affiliates, including JPMS, agreed to a settlement in principle with the New York Attorney General’s Office which provided, among other things, that JPMC would offer to purchase at par certain auction-rate securities purchased from JPMS by individual investors, charities and small- to medium-sized businesses.  On June 4, 2009, JPMC also agreed to a substantively similar settlement in principle with the Office of Financial Regulation for the State of Florida and the North American Securities Administrators Association (“NASAA”) Task Force, which agreed to recommend approval of the settlement to all remaining states, Puerto Rico and the U.S. Virgin Islands.  The settlement agreements with the New York Attorney General’s Office and the Office of Financial Regulation for the State of Florida have been finalized.  The regulators alleged  that JPMS misrepresented the nature, liquidity and risk of the auction rate securities it sold, and that in February 2008, JPMS stopped uniformly supporting auctions for which it acted as the sole or lead broker, leaving certain investors holding long-term securities that could not be sold at par value.  JPMS neither admitted nor denied the facts alleged by the regulators and the settlement agreements provide for the payment of penalties totaling $25 million.  JPMC is currently in the process of finalizing consent agreements with NASAA’s member states.

On June 21, 2011, the SEC filed a Complaint in the U.S District Court for the Southern District of New York pursuant to settlement agreement with JPMS resolving an inquiry concerning the structuring and sale of certain mortgage related collateralized debt obligations.  The Complaint alleges that JPMS negligently failed to disclose in the offering documents for Squared CDO 2007-1 that an institutional investor that purchased the subordinated notes in the CDO, and purchased protection on a substantial portion of the collateral, played a significant role in the collateral selection process.  Without admitting or denying the allegations of the SEC’s complaint, JPMS consented to entry of a judgment that (i) enjoins JPMS from violating Section 17(a)(2) and (3) of the Securities Act of 1933, (ii) orders JPMS to pay $18.6 million in disgorgement, $2 million in prejudgment interest and a $133 million penalty, and (iii) orders JPMS to comply with certain undertakings relating to its future offerings of Residential Mortgage Backed Securities.

The SEC, the Department of Justice (“DOJ”), the Internal Revenue Service (“IRS”), the Office of the Comptroller of the Currency (“OCC”), the Board of Governors of the Federal Reserve System and 25 State Attorneys General (collectively, the “Agencies”) conducted investigations into manipulation of the sales and bidding processes on certain municipal derivative transactions in or prior to 2006 by certain former employees of JPMS at its former municipal derivatives desk.  On July 7, 2011, JPMS and/or certain of its affiliates (collectively, the “Firm”) entered into settlements with the Agencies, as a result of which JPMC will pay a total amount of $211.2 million as follows: $50 million to the IRS; $51.2 million in connection with its agreement with the SEC; $35 million in connection with its agreement with the OCC; and $75 million in connection with its agreement with the State Attorneys General.  Of those funds, $129.7 million will be eligible for distribution to municipalities and other tax-exempt issuers.  JPMC also consented to various undertakings, including the implementation of enhanced compliance measures.

A portion of the Trust’s futures transactions are cleared through Deutsche Bank Securities Inc. (“DBSI”).  DBSI has its main business office located at 60 Wall Street, New York, New York 10005, U.S.A., and is

an indirect wholly owned subsidiary of Deutsche Bank AG.  DBSI is registered with the CFTC as a futures commission merchant and is a member of the NFA in such capacity.  DBSI is also a U.S.-registered broker-dealer.  In the ordinary course of its business, DBSI is involved in numerous legal actions, some of which seek significant damages.  DBSI is not, and during the past five years has not been, subject to any civil, administrative or criminal proceeding that would materially affect its ability to do business as a futures commission merchant in the ordinary course.

DBSI and its predecessor firms, along with numerous other securities firms, have been named as defendants in over 80 putative class action lawsuits pending in the United States District Court for the Southern District of New York.  These lawsuits allege violations of securities and antitrust laws in connection with the allocation of shares in a large number of initial public offerings (IPOs) by issuers, officers and directors of issuers, and underwriters of those securities.  DBSI is named in these suits as an underwriter.  The securities cases allege material misstatements and omissions in registration statements and prospectuses for the IPOs and market manipulation with respect to aftermarket trading in the IPO securities.  A related putative antitrust class action was finally dismissed in 2007.  Among the allegations in the securities cases are that the underwriters tied the receipt of allocations of IPO shares to required aftermarket purchases by customers and to the payment of undisclosed compensation to the underwriters in the form of commissions on securities trades, and that the underwriters caused misleading analyst reports to be issued.  In the securities cases, the motions to dismiss the complaints of DBSI and others were denied on February 13, 2003.  Plaintiffs’ motion to certify six “test” cases as class actions in the securities cases was granted on October 13, 2004.  On December 5, 2006, the U.S. Court of Appeals for the Second Circuit vacated the decision and held that the classes in the six cases, as defined, could not be certified.  On March 26, 2008, the trial court granted in part and denied in part motions to dismiss plaintiffs’ amended complaints.  The extent to which the court granted the motions did not affect any cases in which DBSI is a defendant.  Following a mediation, a settlement was reached and approved by the trial court on October 6, 2009.  On October 23, 2009, an objector filed a Rule 23(f) petition with the Second Circuit, seeking leave to appeal the trial court’s certification of the settlement class in connection with all 310 cases, including the cases in which DBSI was named as a defendant.  The plaintiffs objected, and all the underwriter defendants responded to the petition on November 2, 2009.  The petition was subsequently withdrawn and substituted with an appeal of the district court’s order.  The appeal is currently pending before the Second Circuit.

Deutsche Bank AG, along with certain affiliates, including DBSI, and current and/or former employees (collectively referred to as “Deutsche Bank”) has received subpoenas and requests for information from certain regulators and government entities concerning its activities regarding the origination, purchase, securitization, sale and trading of asset backed securities, asset backed commercial paper and credit derivatives, including, among others, residential mortgage backed securities, collateralized debt obligations and credit default swaps. Deutsche Bank is cooperating fully in response to those subpoenas and requests for information.  Deutsche Bank has also been named as defendant in various civil litigations (including putative class actions), brought under federal and state securities laws and state common law, related to residential mortgage backed securities.  Included in those litigations are (1) a putative class action pending in California Superior Court in Los Angeles County regarding the role of DBSI, along with other financial institutions, as an underwriter of offerings of certain securities issued by Countrywide Financial Corporation or an affiliate (“Countrywide”), which has been dismissed pursuant to a settlement agreement that has been approved by the Court, and two putative class actions, one pending in the United States District Court for the Central District of California and one pending in the Superior Court of Los Angeles County, California, regarding the role of DBSI, along with other financial institutions, as an underwriter of offerings of certain mortgage pass-through certificates issued by Countrywide; (2) a putative class action pending in the United States District Court for the Southern District of New York regarding the role of DBSI, along with other financial institutions, as an underwriter of offerings of certain mortgage pass-through certificates issued by affiliates of IndyMac MBS, Inc.; (3) a putative class action pending in the United States District Court for the Northern District of California regarding the role of DBSI, along with other financial institutions, as an underwriter of offerings of certain mortgage pass-through certificates issued by affiliates of Wells Fargo Asset Securities Corporation, as to which there is a settlement agreement that has not yet been approved by the Court; (4) a putative class action in the United States District Court for the Southern District of New York regarding the role of a number of financial institutions, including DBSI, as underwriter of certain pass-through certificates issued by affiliates of Novastar Mortgage Corporation; (5) a putative class action in the United States District Court for the Southern District of New York regarding the role of a number of financial institutions, including DBSI, as underwriter, of certain mortgage pass-through certificates issued by affiliates of Residential Accredit Loans, Inc., which DBSI was dismissed from on March 31, 2010 and then reinstated as a defendant on December 21, 2010; (6) a lawsuit filed by the Federal Home Loan Bank of San Francisco (“FHLB SF”) pending in the San Francisco Superior Court regarding the role of a number of financial institutions, including certain affiliates of Deutsche Bank as issuer and DBSI as underwriter of certain mortgage pass-through certificates purchased by FHLB SF; (7) a lawsuit filed by the Federal Home Loan Bank of Seattle (“FHLB Seattle”) pending in the Washington Superior Court regarding the role of certain affiliates of Deutsche Bank as issuer and DBSI as underwriter of a mortgage pass-through certificate purchased by FHLB Seattle; (8) a lawsuit filed by the Federal Home Loan Bank of Boston (“FHLB Boston”) pending in the Massachusetts Superior Court regarding the role of certain affiliates of Deutsche Bank as issuer and DBSI as underwriter of a mortgage pass-through certificate purchased by FHLB Boston; (9) two lawsuits filed by Cambridge Place Investments Management Inc. (“CPIM”) pending in the Massachusetts Superior Court regarding the role of a number of financial institutions, including certain affiliates of Deutsche Bank as issuer and DBSI as underwriter of certain mortgage pass-through certificates purchased by CPIM;  (10) a lawsuit filed by Allstate Insurance Company (“Allstate”) pending in the Supreme Court of the State of New York regarding the role of Deutsche Bank as issuer and DBSI as underwriter of certain mortgage pass-through certificates purchased by Allstate; (11) a lawsuit filed by Mass Mutual Life Insurance Company (“Mass Mutual”) pending in the United States District Court for the District of Massachusetts regarding the role of Deutsche Bank as issuer and DBSI as underwriter of certain mortgage pass-through certificates purchased by Allstate;  (12) two lawsuits filed by Dexia SA/NV and certain Dexia affiliates (“Dexia”) and by Teachers Insurance and Annuity Association of Americas (“TIAA”), respectively, which were consolidated for pretrial purposes, pending in  the United States District Court for the Southern District of New York  regarding the role of  certain affiliates of Deutsche Bank as issuer and DBSI as underwriter of certain mortgage pass-through certificates purchased by Dexia and TIAA;  (13) a lawsuit filed  by Assured Guaranty Municipal Corp. pending in California Superior Court regarding DBSI’s role as underwriter of certain mortgage pass-through certificates issued by affiliates of IndyMac MBS, Inc; (14)  lawsuits filed by the Federal Housing Financing Agency, as conservator to the Federal National Mortgage Association and the Federal Home Loan Mortgage Association, pending in the United States District Court for the Southern District of New York regarding the role of Deutsche Bank as issuer and DBSI as underwriter of certain mortgage pass-through certificates, and DBSI as underwriter of certain mortgage pass-through securities issued by Countrywide and Societe Generale; and (15) a lawsuit filed by Stichting Pensioenfonds ABP (“Stichting”) pending in the Supreme Court of the State of New York regarding the role of Deutsche Bank as issuer and DBSI as underwriter of certain mortgage pass-through certificates purchased by Stichting.  In addition, certain affiliates of Deutsche Bank, including DBSI, have been named in a putative class action pending in the United States District Court for the Eastern District of New York regarding their roles as issuer and underwriter of certain mortgage pass-through securities.  These civil litigations are in various stages up to discovery.

Deutsche Bank and DBSI are the subjects of a putative class action, filed in the United States District Court for the Southern District of New York, asserting various claims under the federal securities laws on behalf of all persons or entities who purchased and continue to hold auction rate preferred securities and auction rate securities (together, “ARS”) offered for sale by Deutsche Bank and DBSI between March 17, 2003 and February 13, 2008.  On December 9, 2010, the court dismissed the putative class action with prejudice.  By agreement, Plaintiff has until November 18, 2011 to file a notice of appeal of the dismissal.  Deutsche Bank and DBSI, including a division of DBSI, have also been named as defendants in 17 individual actions asserting various claims under the federal securities laws and state common law arising out of the sale of ARS.  Ten of the individual actions are pending, and seven of the individual actions have been resolved and dismissed with prejudice.

Deutsche Bank and DBSI have also been the subjects of proceedings by state and federal securities regulatory and enforcement agencies relating to the marketing and sale of ARS.  In August 2008, Deutsche Bank and its subsidiaries, entered into agreements in principle with the New York Attorney General’s Office (“NYAG”) and the NASAA, representing a consortium of other states and U.S. territories, pursuant to which Deutsche Bank and its subsidiaries agreed to purchase from their retail, certain smaller and medium-sized institutional, and charitable clients, ARS that those clients purchased from Deutsche Bank and its subsidiaries prior to February 13, 2008; to work expeditiously to provide liquidity solutions for their larger institutional clients who purchased ARS from Deutsche Bank and its subsidiaries; to pay an aggregate penalty of $15 million to state regulators; and to be subject to state orders requiring future compliance with applicable state laws.  On June 3, 2009, DBSI finalized settlements with the NYAG and the New Jersey Bureau of Securities that were consistent with the August 2008 agreements in principle, and DBSI entered into a settlement with the Securities and Exchange Commission (SEC) that incorporated the terms of the agreements in principle with the states.  DBSI has since entered into settlement orders and paid the applicable share of the $15 million penalty to all but one of the states and territorial agencies.

Deutsche Bank and certain of its affiliates and officers, including DBSI, are the subject of a consolidated putative class action, filed in the United States District Court for the Southern District of New York, asserting claims under the federal securities laws on behalf of persons who purchased certain trust preferred securities issued by Deutsche Bank and its affiliates between October 2006 and May 2008.  Claims are asserted under sections 11, 12(a)(2), and 15 of the Securities Act of 1933.  An amended and consolidated class action complaint was filed on January 25, 2010.  On August 19, 2011, the court granted in part and denied in part the defendants’ motion to dismiss.  Defendants have moved for reconsideration of the portion of the decision denying the motion to dismiss.  On September 20, 2011, plaintiffs filed a second amended complaint, which no longer includes claims based on the October 2006 issuance of securities.

DBSI has been named as a respondent in 24 arbitrations seeking damages allegedly sustained from investments in the Aravali Fund (Aravali), a third-party hedge fund sold by DBSI to retail clients.  Aravali used a high degree of leverage in investing in municipal bonds to generate return and income, leverage that led to the collapse of the fund when the municipal bond market suffered a decline in the fall of 2008.  Seven of the arbitrations are pending, and seventeen of the arbitrations have concluded or have been resolved and have been or will soon be dismissed with prejudice.

DBSI has been named as a respondent in 16 arbitrations seeking damages for losses sustained through a put spread options investment strategy directed by an independent registered investment advisor, Themis Asset Strategies LLC (“Themis”), whose principal Derek Clark was a client advisor at DBSI from 2002-2005.  Claimants include direct clients of Themis, for whom DBSI performed execution and custody services; customers of DBSI, who participated in the trading program through DBSI’s referral program; and a non-customer whose trades were executed through DBSI’s options desk and delivered to another firm.  The put spread options strategy experienced a severe decline during the market turmoil of October 2008, and DBSI discontinued its referral arrangement with Themis in November 2008.  Six of the arbitrations are pending and ten have been resolved and dismissed with prejudice.

DBSI is a defendant in an action brought by M&T Bank (“M&T”) in New York State Supreme Court.  The suit seeks compensatory and punitive damages in connection with M&T Bank’s March 2007 purchase of notes issued by Gemstone VII CDO, which was collateralized by subprime residential mortgage-backed securities.  M&T alleges that DBSI misrepresented and did not disclose the impairment of the underlying collateral for the Gemstone VII CDO; that DBSI’s level of due diligence in the selection and monitoring of the underlying collateral was deficient; and that DBSI withheld from the rating agencies information regarding the deteriorating quality of the collateral.  M&T asserted numerous causes of action under New York state law, including among others, fraud, negligent misrepresentation, rescission, breach of contract, and violations of New York’s consumer protection statute.  All claims against DBSI, except for the fraud and rescission claims, have been dismissed.  DBSI and M&T Bank are currently engaged in discovery.

Deutsche Bank and certain of its affiliates, including DBSI, were among numerous financial institutions and other entities named as defendants in two adversary proceedings commenced in 2003 by a creditors committee and an equity committee of Adelphia Communications Corporation.  In October 2007, the Adelphia Recovery Trust filed an amended complaint consolidating the two adversary proceedings, which was amended again in February 2008.  The consolidated suit named more than 700 defendants and sought to avoid and recover certain loan payments, including approximately $50 million paid to DBSI in connection with margin loans, and sought affirmative damages from all defendants collectively based on common law tort claims.  Deutsche Bank defendants filed several motions to dismiss the consolidated complaint, which were granted in part and denied in part.  The claims that remained pending in the district court against DBSI included common law tort claims and an avoidance claim relating to the margin loans.  In October 2010, a settlement was reached in which all but one of Deutsche Bank defendants resolved all outstanding claims against them in the adversary proceeding in exchange for a total payment of $175 million by those bank defendants collectively.  The settlement has been approved by the court, and the matter has been dismissed with prejudice as against the settling defendants, including DBSI.  In addition to the lawsuit brought by the Adelphia Recovery Trust, DBSI was one of the underwriters named in several actions brought by investors alleging federal securities law violations and common law claims.  Those cases have largely been resolved by settlement or dismissal upon the defendants’ motions.  A settlement in principle has been reached resolving the one remaining case against DBSI.

On June 23, 2009, DBSI and Credit Suisse Securities (USA) LLC (“CSUSA”) settled a lawsuit that had been brought against them by Huntsman Corporation (“Huntsman”) in Texas state court in late 2008.  The lawsuit arose out of the failed merger of Hexion Specialty Chemicals, Inc. (“Hexion”) and Huntsman, the financing for which was to have been provided by affiliates of DBSI and CSUSA under a July 2007 commitment letter.  The suit alleged, among other things, that DBSI and CSUSA had fraudulently induced Huntsman to terminate a prior merger agreement with Basell in favor of the Hexion merger agreement and had tortiously interfered with Huntsman’s merger agreements with both Basell and Hexion.  The suit also alleged that DBSI and CSUSA had conspired with non-party Apollo Management LLP to interfere with Huntsman’s contractual rights.  After the trial commenced on June 15, 2009, the parties settled the action.  As part of the settlement, each of DBSI and CSUSA paid $316 million in cash to Huntsman and provided $550 million of financing to be repaid over seven years.

Deutsche Bank AG and certain of its affiliates, including DBSI, were collectively involved in a number of lawsuits arising out of their banking relationship with Enron Corp., its subsidiaries and certain Enron-related entities (“Enron”).  These lawsuits included a class action brought on behalf of shareholders of Enron, captioned Newby v. Enron Corp., which purported to allege claims against, among others, Deutsche Bank AG and certain of its affiliates under federal securities laws.  On June 5, 2006, the court dismissed all of the claims in the Newby action against Deutsche Bank and its affiliates.  On June 21, 2006, the lead plaintiff in Newby filed a motion requesting the court to reconsider the dismissal of Deutsche Bank and its affiliates from Newby.  On February 8, 2007, the court denied the lead plaintiff’s motion for reconsideration.

Also, an adversary proceeding was brought by Enron in the bankruptcy court against, among others, Deutsche Bank AG and certain of its affiliates.  In this proceeding, Enron sought damages from the Deutsche Bank entities under various common law theories, sought to avoid certain transfers to the Deutsche Bank entities as preferential or fraudulent, and sought to subordinate certain of the claims made by the Deutsche Bank entities in the Enron bankruptcy.  The adversary proceeding was settled in December 2007.

There were also individual actions brought in various courts by Enron investors and creditors alleging federal and state law claims against Deutsche Bank and certain of its affiliates.

On May 3, 2011, the DOJ filed a civil action against The Bank and MortgageIT, Inc. in the United States District Court for the Southern District of New York. The DOJ filed an amended complaint on August 22, 2011. The amended complaint, which asserts claims under the U.S. False Claims Act and common law, alleges that the Bank, DB Structured Products, Inc., MortgageIT, Inc. and DBSI submitted false certifications to the Department of Housing and Urban Development’s Federal Housing Administration (FHA) concerning MortgageIT, Inc.’s compliance with FHA requirements for quality controls and concerning whether individual loans qualified for FHA insurance. As set forth in the amended complaint, the FHA has paid $368 million in insurance claims on mortgages that are allegedly subject to false certifications. The amended complaint seeks recovery of treble damages and indemnification of future losses on loans insured by FHA, and as set forth in the filings, the government seeks over $1 billion in damages. On September 23, 2011, the defendants filed a motion to dismiss the amended complaint, which motion currently is pending.

DBSI has been named as respondent in an arbitration alleging that DBSI failed to sell an equity position held by the claimant, Dr. Xiaohua Qu (the Chief Executive Officer of Canadian Solar), in accordance with the terms of a Rule 10b5-1 sales plan agreement.  Claimant seeks compensatory damages in excess of $10 million plus punitive damages and costs and fees.  There is no hearing date scheduled.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), a Delaware corporation, is registered with the CFTC as a futures commission merchant.  MLPFS is a clearing member of the Chicago Board of Trade and the Chicago Mercantile Exchange, and is either a clearing member or member of all other principal U.S. futures and futures options exchanges.  With regard to those domestic futures and futures options exchanges of which it is not a clearing member, MLPFS has entered into third party brokerage relationships with futures commission merchants that are clearing members of those exchanges.  MLPFS maintains its principal place of business at One Bryant Park, New York, NY 10036.

There have been no administrative, civil or criminal actions, whether pending or concluded, against MLPFS or any of its individual principals during the past five years which would be considered “material” as that term is defined in Section 4.24(l)(2) of the Regulations of the CFTC, except as discussed below.

On March 25, 2008, a putative class action, Burton v. Merrill Lynch & Co., Inc., et al., was filed in the U.S. District Court for the Southern District of New York (the “SDNY District Court”) against Merrill Lynch & Co., Inc. (“ML & Co.”) and MLPFS on behalf of persons who purchased and continue to hold auction rate securities (“ARS”) offered for sale by MLPFS between March 25, 2003 and February 13, 2008.  The complaint alleges, among other things, that MLPFS failed to disclose material facts about ARS.  A similar action, captioned Stanton v. Merrill Lynch & Co., Inc., et al., was filed the next day in the same court.  On October 31, 2008, the two cases were consolidated under the caption In re Merrill Lynch Auction Rate Securities Litigation, and on December 10, 2008, plaintiffs filed a consolidated class action amended complaint.  Plaintiffs seek to recover alleged losses in the market value of ARS allegedly caused by the decision of MLPFS to discontinue supporting auctions for the ARS.  On February 27, 2009, defendants filed a motion to dismiss the consolidated amended complaint.  On May 22, 2009, the plaintiffs filed a second amended consolidated complaint.  On July 24, 2009, MLPFS filed a motion to dismiss the second amended consolidated complaint.

On March 31, 2010, the SDNY District Court dismissed the second amended consolidated complaint with prejudice in Burton v. Merrill Lynch & Co., Inc., et al.  On November 14, 2011, the U.S. Court of Appeals for the Second Circuit affirmed that dismissal.  On April 22, 2010, plaintiff Colin Wilson filed a notice of appeal from the order of the SDNY District Court dismissing the second amended consolidated complaint.

Since October 2007, additional arbitrations and individual lawsuits have been filed against MLPFS and in some cases ML & Co. by parties who purchased ARS.  Plaintiffs in these cases, which assert substantially the same types of claims, allege that defendants manipulated the market for, and failed to disclose material facts about, ARS.  Plaintiffs seek compensatory damages totaling in excess of $2 billion, rescission and, in some cases, punitive damages, among other relief.

On September 25, 2009, plaintiffs in the securities actions consolidated in the SDNY District Court under the caption In re Bank of America Securities, Derivative and Employment Retirement Income Security Act (ERISA) Litigation filed a consolidated amended class action complaint.  The amended complaint is brought on behalf of a purported class, which consists of purchasers of Bank of America Corporation (“Bank of America”) common and preferred securities between September 15, 2008 and January 21, 2009, holders of Bank of America’s common stock or Series B Preferred Stock as of October 10, 2008 and purchasers of Bank of America’s common stock issued in the offering that occurred on or about October 7, 2008, and names as defendants Bank of America, ML & Co., MLPFS and certain of their present or former directors, officers and affiliates.  As to ML & Co., the amended complaint alleges violations of Sections 10(b) and 14(a) of the Securities Exchange Act of 1934, and SEC rules promulgated thereunder, based on, among other things, alleged false statements and omissions related to the financial condition and 2008 fourth quarter losses experienced by ML & Co. and bonus payments to ML & Co. employees.  The amended complaint also alleges violations of Sections 11 and 12(a)(2) of the Securities Act of 1933 against MLPFS based on, among other things, alleged false statements and omissions related to bonus payments to ML & Co. employees and the benefits and impact of the merger on Bank of America in connection with an October 7, 2008 secondary offering of Bank of America common stock.  The amended complaint seeks unspecified damages and other relief.  On November 24, 2009, defendants moved to dismiss the consolidated amended class action complaint.

On January 12, 2007, a purported class action was brought against ML & Co, MLPFS, and other securities firms in the SDNY District Court alleging that their bank sweep programs violated state law because their terms were not adequately disclosed to customers.  On May 1, 2007, plaintiffs filed an amended complaint, which added additional defendants.  On November 12, 2007, defendants filed motions to dismiss the amended complaint.  Briefing on the motions was completed on March 6, 2008.  Thereafter, the court granted defendants’ motion to dismiss.  On July 27, 2009, the SDNY District Court entered an order dismissing the complaint with prejudice.  The plaintiffs have filed a notice of intent to appeal the Court’s decision.  Plaintiffs withdrew their notice of intent to appeal following a settlement among the parties in December 2009 for an amount that was not material to MLPFS’s consolidated financial statements.

In a matter filed on August 1, 2001, in the Superior Court of the Commonwealth of Massachusetts, Suffolk County, plaintiffs allege that MLPFS aided and abetted conversion and breach of fiduciary duty perpetrated by Benistar, a former client of MLPFS.  In 2002, following a trial, a jury rendered a verdict requiring MLPFS to pay plaintiffs $9 million in compensatory damages.  After the court granted MLPFS’s motion to vacate the verdict, the court granted plaintiffs’ motion for a new trial based on newly found evidence.  On June 25, 2009, the jury in the second trial found in favor of the plaintiffs on all counts.  Plaintiffs filed discovery-related sanctions motions.  The sanctions hearing and the damages phases of the trial concluded on July 9, 2010.  On January 11, 2011, the court entered rulings denying plaintiffs’ motion for sanctions and punitive damages, but awarding certain plaintiffs consequential damages, and attorneys’ fees to plaintiffs in an amount not material to MLPFS’ results of operations.  The plaintiffs and MLPFS have appealed the court’s January 11, 2011 rulings on damages and sanctions

On April 8, 2002, ML & Co. and MLPFS (collectively “Merrill Lynch”) were added as defendants in a consolidated class action, entitled Newby v. Enron Corp. et al., filed in the U.S. District Court for the Southern District of Texas on behalf of certain purchasers of Enron’s publicly traded equity and debt securities.  The complaint alleged, among other things, that Merrill Lynch engaged in improper transactions that helped Enron misrepresent its earnings and revenues.  On March 5, 2009, the court granted Merrill Lynch’s motion for summary judgment and dismissed the claims against Merrill Lynch with prejudice.  Subsequently, the lead plaintiff, Merrill Lynch and certain other defendants filed a motion to dismiss and for entry of final judgment.  The court granted the motion on December 2, 2009 and dismissed all claims against Merrill Lynch with prejudice.

Various state, federal and self-regulatory organization (“SRO”) entities have been investigating the role of Merrill Lynch Life Agency, Inc. (“MLLA”) and/or MLPFS in selling certain life insurance policies to a trust established by the Illinois Funeral Directors Association (“IFDA”) that received certain proceeds from pre-need funeral contracts purchased by Illinois residents.  On May 18, 2009, the Illinois Department of Financial and Professional Regulation Division of Insurance (the “Department”) and MLLA entered into a Stipulation and Consent Order (“Consent Order”), which was amended as of February 22, 2010, by which MLLA agreed, among other things, to contribute $18 million to a fund to benefit certain affected funeral directors and purchasers of pre-need funeral contracts.  MLLA and MLPFS continue to cooperate with other state, federal and SRO entities that have ongoing investigations relating to the IFDA trust.

On July 7, 2009, a purported class action, Fred C. Dames Funeral Homes, Inc., et al., v. Daniel W. Hynes, the Illinois Office of the Comptroller, et al., was filed in the Circuit Court of Cook County, Illinois on behalf of certain funeral directors who are seeking to void the Consent Order in its entirety, and are asking for a declaratory judgment against the Illinois Comptroller (“IOC”), the Department, MLPFS, MLLA and Merrill Lynch Bank & Trust Co., FSB (“MLBTC”) that only certain terms of the Consent Order are unenforceable; an injunction against the Department and the IOC from taking further action; and recovery of attorneys’ fees.  The plaintiffs, IOC and Department filed cross-motions for summary judgment that focus on the authority of the IOC and the Department to enter into the Consent Order or impose other regulatory actions in connection with the IFDA trust.  On February 24, 2010 the Circuit Court entered a Memorandum Opinion and Order, granting the plaintiffs’ motions for summary judgment, and finding that the Department and IOC lacked authority to enter into the Consent Order to the extent it affected the rights of non-regulated third parties.  Plaintiffs filed additional counts on April 7, 2010, against the IOC, the Department, MLPFS, MLLA and MLBTC seeking declaratory relief with respect to payments made pursuant to the amended Consent Order, and seeking an accounting from MLBTC.  On July 1, 2010, plaintiffs voluntarily dismissed the additional amended counts that had been filed on April 7, 2010.

In addition, several lawsuits have been filed in Illinois state and federal courts seeking damages relating to the IFDA trust against both MLLA and MLPFS.  On January 28, 2009, a purported derivative action on behalf of six funeral homes, Calvert Funeral Homes Ltd., et al. v. Robert W. Ninker, et al., was filed in the Circuit Court of Cook County, Illinois against MLLA and MLPFS, along with other defendants, for breach of purported fiduciary duties, negligence, tortious inducement of breach of fiduciary duty, civil conspiracy, fraud, and unjust enrichment.  The amended complaint seeks unspecified damages, declaratory relief, disgorgement of all fees, commissions and “revenues” received by MLPFS and MLLA, punitive damages, accounting and attorney fees.  MLPFS and MLLA, among others, have moved to dismiss the complaint and to compel arbitration in accordance with MLPFS’s arbitration agreements with IFDA and IFDA Services, Inc.  On June 8, 2010, plaintiffs voluntarily dismissed without prejudice the Calvert action.

On June 16, 2009, a purported class action on behalf of a proposed class of pre-need contract holders, David Tipsword as Trustee of Mildred E. Tipsword Trust, individually and on behalf of all others similarly situated v. I.F.D.A. Services Inc., et al., was filed in the U.S. District Court for the Southern District of Illinois against MLPFS, among other defendants.  The complaint alleges that MLPFS breached purported fiduciary duties and committed negligence.  The complaint seeks unspecified compensatory and punitive damages for the class, attorneys’ fees and costs.  The District Court, pursuant to the motion of IFDA, IFDA Services, Inc. and affiliated officers and directors of IFDA, entered an order staying the action in all respects.  MLPFS filed a motion to dismiss, which was denied on July 1, 2011.

On June 30, 2009, a purported class action on behalf of a proposed class of funeral directors, Clancy-Gernon Funeral Home, Inc., et al. v. MLPF&S, et al., was filed in the Circuit Court of Cook County, Illinois, alleging that MLPFS and MLLA, among other defendants, committed consumer fraud, civil conspiracy, unjust enrichment and conversion.  MLPFS and MLLA removed the complaint to the U.S. District Court for the Northern District of Illinois and the case ultimately transferred to the U.S. District Court for the Southern District of Illinois and consolidated with the Tipsword action.  On November 9, 2010, plaintiff filed a third amended complaint, which added new parties, including MLBTC, and additional claims.  In addition to the claims asserted in the original complaint, the complaint now asserts claims for fraud, breach of fiduciary duty, negligence and aiding and abetting fiduciary duty against MLPFS and MLLA, and breach of fiduciary duty and negligence against MLBTC.  MLPFS, MLLA and MLBTC have filed motions to dismiss.  The third amended complaint seeks: disgorgement and remittance of all commissions, premiums, fees and compensation paid to MLPFS, MLLA, and MLBTC; an accounting; compensatory damages in an unliquidated amount; pre-judgment and post-judgment interest; reasonable attorneys’ and experts’ fees and costs.  All defendants filed motions to dismiss the complaint.  The court denied MLBTC’s motion to dismiss on June 21, 2011.

On July 28, 2010, Charles G. Kurrus, III, P.C., filed an action in the Circuit Court for the Twentieth Judicial Circuit, St. Clair County, Illinois against MLPFS, MLLA and MLBTC, among others, including present and former employees of MLPFS.  The complaint, entitled Charles F. Kurrus, III, P.C. v. Merrill Lynch, Pierce, Fenner & Smith, Inc., et al., asserts causes of action for breach of the Illinois Consumer Fraud and Deceptive Business Practices Act and civil conspiracy against all defendants; breach of fiduciary duty against MLPFS and MLBTC; and negligence and aiding and abetting breach of fiduciary duty against MLPFS.  The complaint seeks declaratory relief; disgorgement of all commissions, fees and revenues received by MLPFS, MLLA and MLBTC; pre-judgment and post-judgment interest; an accounting; and attorneys’ fees.

On December 9, 2010, a purported class action on behalf of a proposed class of funeral directors, Pettett Funeral Home, Ltd., et al. v. MLPF&S, et al., was filed in the U.S. District Court for the Southern District of Illinois, alleging that MLPFS, MLLA and MLBTC, among other defendants, committed consumer fraud, civil conspiracy, unjust enrichment, and breach of fiduciary duty.  On January 7, 2010, the plaintiff filed a second amended complaint, which added claims for fraud, negligence and aiding and abetting fiduciary duty against MLPFS, MLLA and MLBTC, and added an additional breach of fiduciary duty claim against MLBTC.  The second amended complaint seeks disgorgement of all commissions, premiums, fees and compensation paid to MLPFS, MLLA, and MLBTC; an accounting; compensatory damages in an unliquidated amount; punitive damages; restitution; pre-judgment and post-judgment interest; reasonable attorneys’ and experts’ fees and costs.  On January 19, 2011, defendants filed a motion to consolidate this matter with the Tipsword and Clancy-Gernon actions and to dismiss the second amended complaint with prejudice.  On March 14, 2011, the Pettett action was ordered consolidated with the Tipsword and Clancy-Gernon matters.  On April 5, 2011, the pending motion to dismiss the Pettett third amended complaint was denied without prejudice and ordered to be refiled in the consolidated action, which was done on June 21, 2011.

On January 20, 2009, MLPFS in its capacity as underwriter, along with IndyMac MBS, IndyMac ABS, and other underwriters and individuals, was named as a defendant in a putative class action complaint, entitled IBEW Local 103 v. Indymac MBS et al., filed in the Superior Court of the State of California, County of Los Angeles, by purchasers of IndyMac mortgage pass-through certificates.  The complaint alleges, among other things, that the mortgage loans underlying these securities were improperly underwritten and failed to comply with the guidelines and processes described in the applicable registration statements and prospectus supplements, in violation of Sections 11 and 12 of the Securities Act of 1933, and seeks unspecified compensatory damages and rescission, among other relief.

On May 14, 2009 and June 29, 2009, two new putative class action complaints, entitled Police & Fire Retirement System of the City of Detroit v. IndyMac MBS, Inc., et al. and Wyoming State Treasurer, et al. v. John Olinski, et al., respectively, were filed in the SDNY District Court.  MLPFS was not named a defendant in either of these cases.  The allegations, claims, and remedies sought in these cases are substantially similar to those in the IBEW Local 103 case, which named MLPFS as a defendant.

On July 29, 2009, Police & Fire Retirement System of the City of Detroit v. IndyMac MBS, Inc., et al. and Wyoming State Treasurer, et al. v. John Olinski, et al., were consolidated by the SDNY District Court, and a consolidated amended complaint was filed on October 9, 2009.  The consolidated complaint named Bank of America, and not MLPFS and other prior defendants, as a defendant based on an allegation that Bank of America is the “successor-in-interest” to MLPFS and others.  Prior to the consolidation of these matters, the IBEW Local 103 case was voluntarily dismissed by plaintiffs, and its allegations and claims are incorporated into the consolidated amended complaint.  A motion to dismiss the consolidated amended complaint was filed on November 23, 2009.

On June 21, 2010, the court dismissed all claims brought against Bank of America because plaintiffs failed to plead facts to support their allegation that Bank of America is the “successor-in-interest” to MLPFS and others.  On August 3, 2010, plaintiffs filed a motion to add MLPFS as a defendant.  On June 21, 2011, the court denied plaintiffs’ motion to add MLPFS as a defendant.

Beginning in 2001, ML & Co., MLPFS, other underwriters, and various issuers and others, were named as defendants in certain putative class action lawsuits that have been consolidated in the SDNY District Court as In re Initial Public Offering Securities Litigation.  Plaintiffs contend that the defendants failed to make certain required disclosures and manipulated prices of securities sold in initial public offerings through, among other things, alleged agreements with institutional investors receiving allocations to purchase additional shares in the aftermarket, and seek unspecified damages.  The parties reached an agreement to settle the matter, and on October 5, 2009, the SDNY District Court granted final approval of the settlement.  MLPFS’s portion of the amount was not material to MLPFS’s Consolidated Balance Sheet.  Certain objectors to the settlement have filed an appeal of the District Court’s certification of the settlement class to the U.S. Court of Appeals for the Second Circuit.  On August 25, 2011, the court, on remand from the U.S. Court of Appeals for the Second Circuit, dismissed the objection by the last remaining putative class member.  On September 23, 2011, the objector filed a notice of appeal challenging the district court’s dismissal of the objection to the settlement.

Beginning in September 2008, MLPFS, among other underwriters and individuals, was named as a defendant in several putative class action complaints filed in the SDNY District Court and state courts in Arkansas, California, New York and Texas.  Plaintiffs allege that the underwriter defendants violated Sections 11 and 12 of the Securities Act of 1933 by making false or misleading disclosures in connection with various debt and convertible stock offerings of Lehman Brothers Holdings, Inc. (“LBHI”), and seek unspecified damages.  On June 4, 2010, defendants filed a motion to dismiss the complaint.  On July 27, 2011, the court granted in part and denied in part the motion.  Certain of the allegations in the complaint that purported to support the Section 11 claim against the underwriter defendants were dismissed; others were not dismissed relating to alleged misstatements regarding LBHI’s leverage and financial condition, risk management and risk concentrations.

On September 23, 2011, the majority of the underwriter defendants, including BAS, MLPFS and approximately 40 others, reached an agreement in principle with the lead plaintiffs to settle the securities class action as to the settling underwriters.  The settlement is subject to court approval.  MLPFS’ portion of the settlement is not material to its results of operations or financial condition.

On July 23, 2009, an adversary proceeding, entitled Official Committee of Unsecured Creditors v. Citibank, N.A., et al., was filed in the United States Bankruptcy Court for the Southern District of New York.  This adversary proceeding, in which MLPFS, Merrill Lynch Capital Corporation (“MLCC”) and more than 50 other individuals and entities were named as defendants, relates to ongoing Chapter 11 bankruptcy proceedings in In re Lyondell Chemical Company, et al.  The plaintiff in the adversary proceeding, the Official Committee of Unsecured

Creditors of Lyondell Chemical Company (the “Committee”), alleged in its complaint that certain loans made and liens granted in connection with the December 20, 2007 merger between Lyondell Chemical Company and Basell AF S.C.A. were voidable fraudulent transfers under state and federal fraudulent transfer laws.  The Committee sought both to avoid the obligations under these loans and to recover fees and interest paid in connection therewith.  The Committee also sought unspecified damages from MLPFS for allegedly aiding and abetting a breach of fiduciary duty in connection with its role as advisor to Basell’s parent company, Access Industries.

On December 3, 2009, certain defendants, including MLPFS, reached a settlement with the Lyondell debtors in bankruptcy, on whose behalf the Committee is prosecuting the adversary proceeding.  This settlement is subject to Bankruptcy Court approval and if approved, would have no material impact on MLPFS’s Consolidated Balance Sheet.  The trial in this proceeding, previously scheduled to begin on December 10, 2009, was stayed.

On October 1, 2009, a second adversary proceeding entitled The Wilmington Trust Co. v. LyondellBasell Industries AF S.C.A., et al., was filed in the U.S. Bankruptcy Court for the Southern District of New York.  This adversary proceeding, in which MLPFS, MLCC and Merrill Lynch International Bank Limited (“MLIB”), along with more than 70 other entities, are named defendants, was filed by the Successor Trustee for holders of certain Lyondell senior notes, and asserts causes of action for declaratory judgment, breach of contract, and equitable subordination.  The complaint alleges that the 2007 leveraged buyout of Lyondell violated a 2005 intercreditor agreement executed in connection with the August 2005 issuance of the Lyondell senior notes and therefore asks the Bankruptcy Court to declare the 2007 intercreditor agreement, and specifically the debt priority provisions contained therein, null and void.  The breach of contract action, brought against MLCC and one other entity as signatories to the 2005 intercreditor agreement, seeks unspecified damages.  The equitable subordination action is brought against all defendants and seeks to subordinate the bankruptcy claims of those defendants to the claims of the holders of the Lyondell senior notes.  A motion to dismiss this complaint was filed.

On February 16, 2010, certain defendants, including MLPFS, advised the Bankruptcy Court that they have reached a settlement in principle with the Lyondell debtors in bankruptcy, the Committee and Wilmington Trust that would dispose of all claims asserted against MLPFS in these adversary proceedings.  MLPFS’s portion of the settlement is not material to MLPFS’s Consolidated Balance Sheet.  On March 11, 2010, the Bankruptcy Court approved the settlement in principle and on April 30, 2010, the settlement became effective.

On April 30, 2009, MBIA Insurance Corporation and LaCrosse Financial Products, LLC filed a complaint in New York State Supreme Court, New York County, against MLPFS and Merrill Lynch International (“MLI”).  The complaint relates to certain credit default swap agreements and insurance agreements by which plaintiffs provided credit protection to the Merrill Lynch entities and other parties on certain collateralized debt obligation (“CDO”) securities held by them.  Plaintiffs claim that the Merrill Lynch entities did not adequately disclose the credit quality and other risks of the CDO securities and underlying collateral.  The complaint alleges claims for fraud, negligent misrepresentation and breach of contract, among other claims, and seeks rescission and unspecified compensatory and punitive damages, among other relief.  Defendants filed a motion to dismiss on July 1, 2009.  On April 9, 2010, the court issued an order granting the motion to dismiss as to the fraud, negligent misrepresentation, and rescission claims, and denying the motion to dismiss solely as to the breach of contract claim.  Plaintiffs appealed the dismissal of their claims and MLI has cross-appealed the denial of its motion to dismiss the breach of contract claim in its entirety.  On February 1, 2011, the appellate court dismissed the case against MLI in its entirety.  On July 11, 2011, the parties reached an agreement to settle the litigation.  The settlement did not require any payment by MLPFS.

On August 8, 2011, American International Group, Inc. and certain of its affiliates (collectively, “AIG”) filed a complaint in the Supreme Court of the State of New York, New York County, in a case entitled American International Group, Inc. et al. v. Bank of America Corporation et al. AIG has named, among others, MLPFS, including BAS as defendants.  AIG’s complaint asserts certain MBS Claims under federal securities and common law pertaining to 349 MBS offerings, 144 of which relate to MLPFS, in which AIG alleges that it purchased securities between 2005 and 2007.  AIG seeks rescission of its purchases or a rescissory measure of damages or, in the alternative, compensatory damages of not less than $10 billion as to all defendants, including MLPFS; punitive damages; and other unspecified relief.  Defendants removed the case to the U.S. District Court for the Southern District of New York, which has denied AIG’s motion to remand the case to state court.

On March 1, 2011, Allstate Insurance Company, Allstate Life Insurance Company, Allstate Bank, Allstate Life Insurance Company of New York, Agents Pension Plan, and Allstate Retirement Plan filed an action against MLPFS and others in the Supreme Court of New York, County of New York, entitled Allstate Insurance Company, et al., v. Merrill Lynch & Co., et al.  Plaintiffs allege that they purchased MBS underwritten by MLPFS in offerings between March 2006 and March 2007.  In addition to MBS Claims, plaintiffs contend that defendants made false and misleading statements regarding: (i) the percentage of known non-conforming loans in the loan pools; (ii) the purpose and use of approving exceptions for loans that did not meet certain criteria; and (iii) the credit enhancements utilized for each offering.  Plaintiffs seek unspecified compensatory damages, interest and legal fees, or alternatively rescission and recovery of the consideration paid for the MBS certificates.  On April 1, 2011, defendants removed the case to the U.S. District Court for the Southern District of New York.  On August 15, 2011, the case was remanded to the Supreme Court of New York.

CPIM brought an action against MLPFS, including BAS, and others in Massachusetts Superior Court, Suffolk County, entitled Cambridge Place Investment Management Inc. v. Morgan Stanley & Co., Inc., et al.  CPIM’s complaint asserts certain MBS Claims under state securities laws pertaining to MBS underwritten by MLPFS.  On August 13, 2010, certain defendants removed the case to the U.S. District Court for the District of Massachusetts.

On February 11, 2011, CPIM commenced a separate civil action in Massachusetts Superior Court, Suffolk County, captioned Cambridge Place Investment Management Inc. v. Morgan Stanley & Co., Inc., et al., in connection with the offering or sale of certain additional MBS by MLPFS, including BAS and others.  CPIM’s complaint asserts certain MBS Claims under state securities laws pertaining to MBS underwritten by MLPFS.  Both actions were remanded to the Massachusetts Superior Court for Suffolk County.

Beginning in December 2008, ML & Co., MLPFS and affiliated entities and others were named in four putative class actions arising out of the underwriting and sale of more than $62 billion of mortgage-backed securities (“MBS”).  The complaints alleged, among other things, that the relevant registration statements and accompanying prospectuses or prospectus supplements misrepresented or omitted material facts regarding the underwriting standards used to originate the mortgages in the mortgage pools underlying the MBS, the process by which the mortgage pools were acquired, the ratings assigned to the MBS by the ratings agencies and the appraisals of the homes secured by the mortgages.  Plaintiffs seek to recover alleged losses in the market value of the MBS allegedly caused by the performance of the underlying mortgages or to rescind their purchases of the MBS.  These cases were consolidated under the caption Public Employees’ Ret. System of Mississippi v. Merrill Lynch & Co. Inc. and, on May 20, 2009, a consolidated amended complaint was filed in the SDNY District Court.  On June 17, 2009, defendants filed a motion to dismiss the consolidated amended complaint.  On March 31, 2010, the District Court issued an order granting in part and denying in part the motion to dismiss the consolidated amended complaint.  In March 2010, the court dismissed claims related to 65 of 84 offerings with prejudice due to lack of standing as no named plaintiff purchased securities in those offerings.  On November 8, 2010, the court dismissed claims related to 1 of 19 remaining offerings on separate grounds.  MLPFS was the sole underwriter of these 18 offerings.  On June 15, 2011, the court granted plaintiffs’ motion for class certification.  On October 20, 2011, the parties reached an agreement in principle to settle the action.  The settlement is subject to court approval.

On March 15, 2010, the Federal Home Loan Bank of San Francisco filed a complaint in the Superior Court of the State of California, County of San Francisco against MLPFS and other defendants.  The complaint alleges violations of the California Corporate Securities Act, the Securities Act of 1933, the California Civil Code, and common law in connection with various offerings of mortgage-backed securities, and asserts, among other things, misstatements and omissions concerning the credit quality of the mortgage loans underlying the securities and the loan origination practices associated with those loans.  The complaint seeks unspecified damages and rescission, among other relief.  On June 9, 2010, plaintiffs filed an amended complaint in the matter.

On December 23, 2009, FHLB Seattle filed a complaint in the Superior Court of Washington for King County against Merrill Lynch Mortgage Investors, Inc. (“MLMI”), and Merrill Lynch Mortgage Capital, Inc. (“MLMC”) and other defendants.  On the same date, FHLB Seattle filed a second complaint entitled Federal Home Loan Bank of Seattle v. Merrill Lynch, Pierce, Fenner & Smith, Inc., et al., in the Superior Court of Washington for King County against MLPFS, MLMI, and MLMC.  The complaint alleges violations of the Securities Act of Washington in connection with the offering of various mortgage-backed securities and asserts, among other things, misstatements and omissions concerning the credit quality of the mortgage loans underlying the securities and the loan origination practices associated with those loans.  The complaint seeks rescission, interest, costs and attorneys’ fees.  On June 10, 2010, plaintiffs filed amended complaints in the matter.

In addition, MLPFS is cooperating with the SEC and other governmental authorities investigating subprime mortgage-related activities.

On March 5, 2010, an adversary proceeding, entitled Wilmington Trust Company v. JP Morgan Chase Bank, N.A., et al., was filed in the U.S. Bankruptcy Court for the District of Delaware.  This adversary proceeding, in which MLPFS and MLCC, among others, were named as defendants, relates to the pending Chapter 11 cases in In re Tribune Company, et al.  Plaintiff in the adversary proceeding, Wilmington Trust Company (“Wilmington Trust”), is the indenture trustee for approximately $1.2 billion of Exchangeable Subordinated Debentures (“PHONES”) issued by Tribune Company (“Tribune”).  In its complaint, Wilmington Trust challenges certain financing transactions entered into among the defendants and Tribune and certain of its operating subsidiaries under certain credit agreements dated May 17, 2007 and December 20, 2007 (together, the “Credit Agreements”).  The complaint alleges that the defendants were only willing to enter into the Credit Agreements if they could subordinate the PHONES to Tribune’s indebtedness under the Credit Agreements.  Wilmington Trust seeks to equitably subordinate the defendants’ claims under the Credit Agreements to the PHONES; to transfer any liens securing defendants’ claims under the Credit Agreements to Tribune’s bankruptcy estate; and to disallow all claims of the defendants against the Tribune debtors until the PHONES are paid in full.

The complaint also asserts a claim for breach of fiduciary duty against Citibank, N.A. (“Citibank”), as former indenture trustee for the PHONES, in an unspecified amount.  For allegedly aiding and abetting Citibank’s alleged breach of fiduciary duty, Wilmington Trust seeks damages in an unspecified amount from each of the defendants, equitable subordination of the defendants’ bankruptcy claims and the imposition of a constructive trust over the defendants’ legal interests in Tribune and its subsidiaries.

The Tribune debtors filed a motion on March 18, 2010 which the Bankruptcy Court heard on April 13, 2010, seeking a determination that Wilmington Trust has violated the automatic stay by filing the complaint and to halt all further proceedings regarding the complaint.  On April 19, 2010, the Bankruptcy Court ruled that the defendants are not required to answer the complaint pending further order of the court.  The Bankruptcy Court also ruled that the examiner appointed in the pending Tribune chapter 11 cases should investigate and report on whether the plaintiff, Wilmington Trust Company, violated the automatic stay in filing the complaint, among other things.

On March 13, 2006, MLPFS entered into a settlement with the SEC whereby the SEC alleged, and MLPFS neither admitted nor denied, that MLPFS failed to furnish promptly to representatives of the SEC electronic mail communications (“e-mails”) as required under Section 17(a) of the Securities Exchange Act of 1934, and Rule 17a-4(j) thereunder.  The SEC also alleged, and MLPFS neither admitted nor denied, that MLPFS failed to retain certain e-mails related to its business as such in violation of Section 17(a) of the Securities Exchange Act of 1934 and Rule 17a-4(b)(4) thereunder.  Pursuant to the terms of the settlement, MLPFS consented to a cease and desist order, a censure, a civil money penalty of $2,500,000, and compliance with certain undertakings related to the retention and prompt production of e-mails to the SEC.

As part of a settlement relating to managing auctions for ARS, the SEC accepted the offers of settlement of 15 broker-dealer firms, including MLPFS, and issued a settlement order on May 31, 2006.  The SEC found, and MLPFS neither admitted nor denied, that respondents (including MLPFS) violated section 17(a)(2) of the Securities Act of 1933 by managing auctions for ARS in ways that were not adequately disclosed or that did not conform to disclosed procedures.  MLPFS consented to a cease and desist order, as censure, a civil money penalty of $1,500,000, and compliance with certain undertakings.

On March 11, 2009, without admitting or denying the SEC’s findings, MLPFS consented to the entry of an administrative SEC order that (1) finds violations of Section 15(f) of the Securities Exchange Act of 1934 and Section 204A of the Investment Advisers Act of 1940 for allegedly failing to maintain written policies and procedures reasonably designed to prevent the misuse of customer order information, (2) requires that MLPFS cease and desist from committing or causing any future violations of the provisions charged, (3) censures MLPFS, (4) imposes a $7,000,000 civil money penalty, and (5) requires MLPFS to comply with certain undertakings.

On January 30, 2009,  MLPFS, without admitting or denying any findings of misconduct by the SEC, consented to the entry of an administrative order by the SEC (the “Order”) that (i) finds that MLPFS violated Sections 204 and 206(2) of the Investment Advisers Act of 1940, and Rule 204-2(a)(14) thereunder; (ii) requires that MLPFS cease and desist from committing or causing any violation or further violations of the provisions charged; (iii) censures MLPFS pursuant to Section 203(e) of the Investment Advisers Act of 1940; and (iv) requires MLPFS to pay a civil money penalty of $1 million.  The Order finds that MLPFS, through its pension consulting services advisory program, breached its fiduciary duty to certain current and prospective pension fund clients by misrepresenting and omitting to disclose material information.

The Commonwealth of Massachusetts Office of the Secretary of the Commonwealth Securities Division (“MSD”) alleged that MLPFS violated the Massachusetts Uniform Securities Act, which, in part, prohibits unethical or dishonest conduct or practices in the securities business, concerning the sale of ARS to retail and other customers by MLPFS.  Without admitting or denying the allegations, MLPFS entered into a settlement with the MSD, in which it agreed to certain undertakings, including offering to buy back eligible ARS from eligible investors.  MLPFS agreed to pay the MSD a civil penalty of $1,598,650.90, as part of a $125,000,000 fine that will be allocated at the Commonwealth of Massachusetts and other states’ discretion to resolve all underlying conduct relating to the sale of ARS.

As the result of the merger of Banc of America Investment Services, Inc. (“BAI”) with and into MLPFS on October 23, 2009, MLPFS assumed the liabilities of BAI in the following matter:  The SEC alleged that BAI and its affiliate, Banc of America Securities LLC (together, the “Firms”), misled customers regarding the fundamental nature and increasing risks associated with ARS that the Firms underwrote, marketed, and sold.  The SEC also alleged that, by engaging in such conduct, the Firms violated Section 15(c) of the Securities Exchange Act of 1934.  The Firms neither admit nor deny these allegations.  Among other undertakings, the Firms have, through their affiliate Blue Ridge Investments, L.L.C., offered to purchase at par from “Individual Investors” (as defined in the Consent of Defendants Banc of America Securities LLC and Banc of America Investment Services, Inc.) certain ARS, and have substantially completed the purchase of those ARS.  The Firms have also agreed to pay a total civil penalty of $50,000,000 that will be distributed among the states and U.S. territories that enter into administrative or civil consent orders related to ARS.

The Texas State Securities Board (the “Board”) alleged that in connection with the sale of securities in Texas by certain of MLPFS’s Client Associates (“CAs”) who were not registered in Texas, MLPFS failed to establish a supervisory system reasonably designed to achieve compliance with the Texas Securities Act and Rules and Regulations of the Texas State Securities Board (“Board Rules”) and failed to enforce its established written procedures in violation of §§ 115.10(a) and (b)(1) of the Board Rules, respectively.  Without admitting or denying the findings of fact or conclusions of law, MLPFS entered into a Consent Order with the Board in which it agreed to a reprimand, to cease and desist from engaging in the sale of securities in Texas through unregistered agents, and to comply with certain undertakings.  MLPFS agreed to pay the State of Texas $1,568,985.00, as part of a total payment, consisting of fines, penalties and any other monetary sanctions, of $26,563,094.50 that will be allocated among the 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.  MLPFS also agreed to pay $25,000.00 to NASAA as consideration for financial assistance provided by NASAA in connection with the multi-state investigation.

On August 19, 2010, Stichting Pensioenfonds ABP (“ABP”) filed a complaint against MLPFS and other defendants, in the Supreme Court of New York, New York County, entitled Stichting Pensioenfonds v. Merrill Lynch & Co., Inc., et al. Defendants removed the case to the U.S. District Court for the Southern District of New York.  ABP’s original complaint asserted certain MBS Claims relating to 13 offerings of Merrill Lynch-related MBS.  On October 12, 2011, ABP filed an amended complaint regarding the same offerings and adding additional federal securities law and state law claims.  ABP seeks unspecified compensatory damages, interest and legal fees, or alternatively rescission.

On September 2, 2011, the Federal Housing Finance Agency (“FHFA”), as conservator for Fannie Mae and Freddie Mac, filed complaints against MLPFS and other related entities, and certain current and former officers and directors of these entities in two separate actions.  The actions are entitled, Federal Housing Finance

Agency v. Bank of America Corporation, et al., and Federal Housing Finance Agency v. Merrill Lynch & Co., Inc., et al., both filed in the U.S. District Court for the Southern District of New York.

The complaints assert certain MBS Claims relating to MBS issued and/or underwritten by MLPFS and other entities between 2005 and 2008 and purchased by either Fannie Mae or Freddie Mac in their investment portfolio.  The complaints assert claims under both federal securities laws and state common law.  The FHFA seeks among other relief rescission of the consideration Fannie Mae and Freddie Mac paid for the securities or alternatively damages allegedly incurred by Fannie Mae and Freddie Mac.  The FHFA also seeks recovery of punitive damages in the Merrill Lynch action.

Barclays Capital Inc. (“BCI”) is a registered securities broker-dealer and futures commission merchant.  BCI is wholly owned by Barclays Bank PLC, which is authorized and regulated by the UK Financial Services Authority.  BCI is headquartered at 745 7th Ave., New York, NY, 10019.

BCI is involved in a number of judicial and arbitration matters arising in connection with the conduct of its business.  BCI’s management believes, based on currently available information, that the results of such proceedings will not have a significant adverse effect on BCI’s financial condition.

On September 15, 2009, motions were filed in the United States Bankruptcy Court for the Southern District of New York (the “Court”) by LBHI, the SIPA Trustee for Lehman Brothers Inc. (the “SIPA Trustee”) and the Official Committee of Unsecured Creditors of Lehman Brothers Holdings Inc. (the “Committee”).  All three motions challenged certain aspects of the transaction pursuant to which BCI and other Barclays’ companies acquired most of the assets of Lehman Brothers Inc. (“LBI”) in September 2008 and the Court order approving such sale.  The claimants sought an order voiding the transfer of certain assets to BCI; requiring BCI to return to the LBI estate alleged excess value BCI received, and declaring that BCI is not entitled to certain assets that it claims pursuant to the sale documents and order approving the sale (the “Rule 60 Claims”).  On November 16, 2009, LBHI, the SIPA Trustee and the Committee filed separate complaints in the Court asserting claims against BCI based on the same underlying allegations as the pending motions and seeking relief similar to that which was requested in the motions.  On January 29, 2010, BCI filed its response to the Rule 60 Claims and also filed a motion seeking delivery of certain assets that LBHI and LBI have failed to deliver as required by the sale documents and the court order approving the sale (together with the SIPA Trustee’s competing claims to those assets, the “Contract Claims”).

On February 22, 2011, the Court issued its Opinion in relation to these matters (In re Lehman Brothers Holdings Inc. et al, Case Nos. 08-13555 (JMP), 08-1420 (JMP) SIPA, (Bkr. S.D.N.Y. Feb. 22, 2011)), rejecting the Rule 60 Claims and deciding some of the Contract Claims in the Trustee’s favor and some in BCI’s favor.  On July 15, 2011, the Court entered final Orders implementing its Opinion.  BCI and the Trustee have each filed a notice of appeal from the Court’s adverse rulings on the Contract Claims.  LBHI and the Committee have withdrawn their notices of appeal from the Court’s ruling on the Rule 60 Claims, rendering the Court’s Order on the Rule 60 Claims final.

In addition, LBHI had been pursuing a claim for approximately $500 million relating to bonuses that BCI was allegedly obligated to pay to former Lehman employees.  On September 14, 2011, the Court issued a decision dismissing that claim and entered a final Order to that effect on September 21, 2011.  LBHI has stipulated that it would not appeal that decision, rendering the Order dismissing that claim final.

On September 2, 2011, the United States Federal Housing Finance Agency (“FHFA”), acting as conservator for two U.S. government sponsored enterprises, Fannie Mae and Freddie Mac (collectively, the “GSEs”), filed lawsuits against 17 financial institutions in connection with the GSEs’ purchases of residential mortgage-backed securities (“RMBS”).  The lawsuits allege, among other things, that offering materials pursuant to which the GSEs purchased the RMBS contained materially false and misleading statements and/or omissions regarding the residential mortgages that funded the securities.  BCI and former employees are named in two of these lawsuits, relating to sales between 2005 and 2007 of RMBS in which BCI was lead or co-lead underwriter.  Both complaints demand, among other things, (1) rescission and recovery of the consideration paid for the RMBS and (2)

recovery for the GSEs’ alleged monetary losses arising out of their ownership of the RMBS.  The complaints are similar to other civil actions previously filed against BCI by other plaintiffs, including the FHLB Seattle, FHLB Boston, Federal Home Loan Bank of Chicago and CPIM, relating to their purchases of RMBS.  BCI considers that the claims against it are without merit and intends to defend them vigorously.  It is not practicable to provide an estimate of BCI’s possible loss in relation to these matters, including the effect that they might have upon operating results in any particular financial period.

Neither BCI nor any affiliate, officer, director or employee thereof has passed on the merits of this prospectus or offering, or gives any guarantee as to the performance or any other aspect of the Trust.

Currently, Newedge USA, LLC (“NUSA”) serves as one of the Trust’s clearing brokers to execute and clear the Trust’s futures transactions and provide other brokerage-related services.  NUSA is a futures commission merchant and broker-dealer registered with the CFTC and the SEC, and is a member of NFA and the Financial Industry Regulatory Authority, Inc.

NUSA is a clearing member of all principal futures exchanges located in the United States as well as a member of the Chicago Board Options Exchange, International Securities Exchange, New York Stock Exchange, Options Clearing Corporation, and Government Securities Clearing Corporation.

NUSA is headquartered at 550 West Jackson Street, Suite 500, Chicago, IL 60661 with branch offices in New York, New York; Kansas City, Missouri; Cypress, Texas; Houston, Texas; Atlanta, Georgia; and Montreal, Canada.

Prior to January 2, 2008, NUSA was known as Fimat USA, LLC.  On September 1, 2008, NUSA merged with futures commission merchant and broker dealer Newedge Financial Inc. (“NFI”) — formerly known as Calyon Financial Inc.  NUSA was the surviving entity.

In March 2008, NFI settled, without admitting or denying the allegations, a disciplinary action brought by the New York Mercantile Exchange (“NYMEX”) alleging that NFI violated NYMEX rules related to: numbering and time stamping orders by failing properly to record a floor order ticket; wash trading; failure to adequately supervise employees; and violation of a prior NYMEX cease and desist order, effective as of December 5, 2006, related to numbering and time stamping orders and block trades.  NFI paid a $100,000 fine to NYMEX in connection with this settlement.

In February 2011, NUSA settled, without admitting or denying the allegations, a disciplinary action brought by the CFTC alleging that NUSA exceeded speculative limits in the October 2009 live cattle futures contract on the Chicago Mercantile Exchange and failed to provide accurate and timely reports to the CFTC regarding their larger trader positions.  NUSA paid a $140,000 civil penalty and disgorgement value of $80,910 to settle this matter.  In addition, the CFTC Order required NUSA to implement and maintain a program designed to prevent and detect reporting violations of the Commodity Exchange Act and CFTC regulations.

In January 2012, NUSA settled, without admitting or denying the allegations, a disciplinary action brought by the CFTC alleging that NUSA failed to file accurate and timely reports to the CFTC and failed to report certain large trader information to the CFTC.  NUSA paid a $700,000 civil penalty to settle this matter.  In addition, the CFTC Order required NUSA to timely submit accurate position reports and notices, and to implement and maintain procedures to prevent and detect reporting violations of the Commodity Exchange Act and CFTC regulations.

Other than the foregoing proceedings, which did not have a material adverse effect upon the financial condition of NUSA, there have been no material administrative, civil or criminal actions brought, pending or concluded against NUSA or its principals in the past five years.

ACKNOWLEDGMENT OF RECEIPT OF THE

GLOBAL MACRO TRUST SUPPLEMENT

DATED FEBRUARY 2, 2012 TO THE PROSPECTUS AND DISCLOSURE DOCUMENT DATED MAY 2, 2011

The undersigned hereby acknowledges that the undersigned has received a copy of the Global Macro Trust Supplement dated February 2, 2012 to the Prospectus and Disclosure Document dated May 2, 2011.

INDIVIDUAL SUBSCRIBERS:	ENTITY SUBSCRIBERS:

(Name of Entity)

By:
Signature of Subscriber(s)

Title:
(Trustee, partner or authorized officer)

Dated: , 20

NOT FOR USE AFTER MAY 1, 2012.